EXHIBIT 4
                                    ---------

                           CONVERTIBLE PROMISSORY NOTE



$1,500,000                                                    September 20, 2001
                                                           Irwindale, California



                  FOR VALUE RECEIVED, Amerigon Incorporated, a California corporation (the "Borrower"), promises to pay to the order of Big Beaver Investments LLC, a Delaware limited liability company (the "Lender"), the principal amount of One Million Five Hundred Thousand Dollars ($1,500,000), or, if less, the aggregate principal amount of the Loan Advances (as defined in the Credit Agreement referred to below) made by the Lender to the Borrower pursuant to the Credit Agreement.

                  The Borrower also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement. All unpaid amounts of principal and interest shall be due and payable in full on the Final Maturity Date (as defined in the Credit Agreement).

                  All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the office of the Lender located at 801 W. Big Beaver Road, Suite 201, Troy, Michigan 48084, or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Until notified of the transfer of this Note, the Borrower shall be entitled to deem the Lender or such person who has been so identified by the transferor in writing to the Borrower as the holder of this Note, as the owner and holder of this Note. Each of the Lender and any subsequent holder of this Note agrees that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid on the schedule attached hereto, if any; provided, however, that the failure to make notation of any payment made on this Note shall not limit or otherwise affect the obligation of the Borrower hereunder with respect to payments of principal or interest on this Note.

                  This Note is referred to in, and is entitled to the benefits and subject to the terms and conditions of, that certain Credit Agreement dated as of September 20, 2001 (as amended, modified, renewed or extended from time to time, the "Credit Agreement") between the Borrower and the Lender. The Credit Agreement, among other things, (i) provides for the making of a term loan by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned (the "Loan"), the indebtedness of the Borrower resulting from the Loan being evidenced by this Note, (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and (iii) permits the prepayment of the Loan by the Borrower prior to maturity.

                  The Borrower's obligations under this Note are also secured by all assets of the Borrower pursuant to the terms of the Credit Agreement and the Collateral Documents (as defined in the Credit Agreement). The terms and conditions of the Credit Agreement and the Collateral Documents are incorporated herein by this reference.

                  This Note is subject to conversion into the Common Stock of the Borrower as further provided in the Credit Agreement.

                  The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.

                  No reference herein to the Credit Agreement or the Collateral Documents, and no provision of this Note or such agreements shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

                  The Borrower promises to pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Note. The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice, and, subject to the Credit Agreement, hereby waives diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

                  IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer, as of the date and the place first above-written.


                                       AMERIGON INCORPORATED,
                                       a California corporation


                                      By:      /s/ RICHARD A. WEISBART
                                               ---------------------------------
                                               Richard A. Weisbart,
                                               President & CEO

                                   SCHEDULE OF
                                 TRANSACTIONS ON
                                      NOTE


     Amount of             Amount of                             Interest Paid         Principal           Notation
     Loan Made          Principal Paid       Interest Paid          Through             Balance             Made by
     ---------          --------------       -------------          -------             -------             -------




